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                                                                    Exhibit 99.1

                     Alaska Communications Systems to Offer
                 DISH Network Satellite TV Service to Alaskans

           Alaska Communications Systems and DISH Network to Bring an
                 Affordable Alternative to High-Priced Cable TV


ANCHORAGE, Alaska - Aug. 12, 2003 - Alaska Communications Systems Group, Inc.
(ACS) (Nasdaq: ALSK), the leading integrated communications provider in Alaska, today announced an agreement with EchoStar Satellite Corporation, a subsidiary of EchoStar Communications Corporation (NASDAQ: DISH), to sell and market EchoStar's DISH Network service in Alaska.

"ACS has been actively pursuing the best way to integrate television into our wireline, wireless and broadband services," said Jeff Tyson, Vice President of Strategic Planning. "Our agreement with DISH Network puts ACS in a great position to compete aggressively in a market that has long waited for price relief on television services. DISH Network offers the lowest all digital TV price in America, providing the affordable alternative to the rising rates of cable TV. This agreement demonstrates ACS' continued effort at leading the Alaska telecommunications market with innovative new products that bring real value to our customers."

DISH Network offers consumers the lowest all digital TV package price in America at only $24.99 per month for more than 50 popular TV channels such as ESPN, Discovery, CNN and the Food Network. DISH Network guarantees the lowest all digital TV price through January 2005. DISH Network also offers America's Top 100 channels at $33.99 per month with channels like Animal Planet and Toon Disney.

ACS will begin offering DISH Network service through its ACS Wireless retail stores in the Anchorage area beginning in August, with expansion to its other stores statewide soon there after. Specific pricing for equipment and installation along with other bundled services will be announced later this month. Details will also be available on the ACS web site at www.acsalaska.com.

"Our agreement with ACS provides Alaskans with an attractive entertainment and information package offering an alternative to analog and digital cable TV packages," said Amir Ahmed, Vice President of Sales and Distribution at EchoStar.

About Alaska Communications Systems - ACS is the leading integrated communications provider in Alaska, offering local telephone service, wireless, long distance, data, and Internet services to business and residential customers throughout Alaska. ACS currently serves approximately 339,000 access lines, 83,000 cellular customers, 44,000 long distance customers and 45,000 Internet customers throughout the State. More information can be found on the Company's website at http://www.alsk.com.

About DISH Network
EchoStar Communications Corporation (NASDAQ: DISH), through its DISH Network(TM), is a leading U.S. provider of satellite television entertainment services with more than 8.5 million customers. DISH Network delivers advanced digital satellite television services, including hundreds of video, audio and Interactive TV channels, digital video recording, HDTV, sports and international programming, professional installation and 24-hour customer service. Visit EchoStar's DISH Network at www.dishnetwork.com or call 1-800-333-DISH (3474).

Contacts:
Ruth Sandstrom, Vice President and General Manager ACS Wireless,
Alaska Communications Systems, Inc. 907/564-8002
Marc Lumpkin, Corporate Communications, EchoStar's DISH Network 303/723-2020